Exhibit 99.1

Collegium Appoints Ted Schroeder to Board of Directors

CANTON, Mass., Jan. 25, 2016 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq:COLL) today announced the appointment of Ted Schroeder to its board of directors. Mr. Schroeder led specialty pharmaceutical company Cadence Pharmaceuticals from its founding until its acquisition by Mallinckrodt Pharmaceuticals for $1.4 billion in 2014. Most recently, Mr. Schroeder co-founded Zavante Therapeutics, which is developing its antibiotic candidate ZTI-01.

“Ted has significant experience in the commercialization of specialty pharmaceutical drugs that are highly relevant as we move toward the launch of Xtampza™ ER,” said Michael Heffernan, CEO of Collegium. “Furthermore, his experience as CEO of a public company will provide helpful perspective as we transition to a commercial stage public company. We are very pleased to have him join the Collegium team.”

“Xtampza ER has the potential to offer a truly differentiated treatment option for patients with chronic pain. I’m excited to join Collegium as the company prepares for the U.S. commercial launch and advances additional product candidates that leverage the DETERx technology platform,” said Ted Schroeder.

Mr. Schroeder co-founded Cadence Pharmaceuticals in 2004 and served as president, CEO and member of the board of directors until the company’s acquisition by Mallinckrodt Pharmaceuticals in 2014 for $1.4 billion. Under his leadership, Cadence raised over $400 million, including completion of a successful IPO, and established a strong hospital-based sales and marketing presence in support of its acute care product. Prior to co-founding Cadence, he held several roles at Elan Pharmaceuticals including senior vice president of North America sales and marketing and vice president and general manager of the Hospital Products Business Unit, a role he also held at Dura Pharmaceuticals before its acquisition by Elan. Prior to joining Dura, Mr. Schroeder held a number of sales and marketing positions with Bristol-Myers Squibb.  In 2015, Mr. Schroeder co-founded Zavante Therapeutics, where he is President and CEO.

Mr. Schroeder currently serves on the board of Cidara Therapeutics (Nasdaq:CDTX), and Otonomy (Nasdaq:OTIC). Previously, he served on the boards of Hyperion Therapeutics, Incline Therapeutics and Trius Therapeutics until their respective acquisitions. Mr. Schroeder is chair of BIOCOM, the Southern California Life Sciences organization. He holds a bachelor’s degree in management from Rutgers University. In 2014, Mr. Schroeder was named the Ernst & Young Life Sciences Entrepreneur of the Year for the San Diego region and was named a national Entrepreneur of the Year Finalist.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on developing a portfolio of products that incorporate its patent-protected DETERx® technology platform for the treatment of chronic pain and other diseases. The DETERx oral drug delivery technology is designed to provide extended-release delivery, unique abuse-deterrent properties, and flexible dose administration options.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that we will obtain final approval for Xtampza ER or any of our other product candidates from the FDA or foreign regulatory authorities; even if Xtampza ER obtains final approval, we may not be able to obtain the label claims that we are seeking from the FDA. Furthermore, we are subject to patent infringement litigation relating to Xtampza ER and may, in the future, be subject to additional litigation relating to our other product candidates, which may be expensive to defend and delay the commercialization of Xtampza ER or our other product candidates. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: our ability to commercialize our product candidates; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our product candidates; the success, cost and timing of our product development activities, studies and clinical trials; the success of competing products that are or become available; and our expectations regarding our ability to obtain and adequately maintain sufficient intellectual property protection for our product candidates. These and other risks are described under the heading “Risk Factors” in the registration statement on Form S-1 (commission file number 333-208641), which was declared effective by the Securities and Exchange Commission (“SEC”) on January 7, 2016, and those risks described from time to time in other reports which we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Douglas Carlson

Vice President, Corporate Development

dcarlson@collegiumpharma.com